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Exhibit 4.1

COHERENT, INC.

1998 DIRECTOR OPTION PLAN

Amended and Restated Effective as of the Date of Obtaining Stockholder Approval in 2003

        1.    Purposes of the Plan.    The purposes of this 1998 Director Option Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors and to encourage their continued service on the Board.

        All options granted hereunder shall be nonstatutory stock options.

        2.    Definitions.    As used herein, the following definitions shall apply:

          (a)  "Board" means the Board of Directors of the Company.

          (b)  "Code" means the Internal Revenue Code of 1986, as amended.

          (c)  "Common Stock" means the common stock of the Company.

          (d)  "Company" means Coherent, Inc.

          (e)  "Director" means a member of the Board.

          (f)    "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

          (g)  "Employee" means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

          (h)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i)    "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

              (i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            (ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

            (iii)  In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

          (j)    "Option" means a stock option granted pursuant to the Plan.

          (k)  "Optioned Stock" means the Common Stock subject to an Option.

          (l)    "Optionee" means a Director who holds an Option.

          (m)  "Outside Director" means a Director who is not an Employee.

          (n)  "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (o)  "Plan" means this 1998 Director Option Plan.

          (p)  "Retirement" means a termination of status as a Director of an individual who has completed at least eight (8) years of service as a Director.

          (q)  "Share" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

          (r)  "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

        3.    Stock Subject to the Plan.    Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 150,000 Shares (the "Pool") (the Shares may be authorized, but unissued, or reacquired Common Stock), plus an annual increase to be added on each anniversary date of the adoption of the Plan equal to (i) the number of Shares needed to restore the maximum aggregate number of Shares that may be optioned and sold under the Plan to 150,000 or (ii) a lesser amount determined by the Board of Directors.

        If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

        4.    Administration and Grants of Options under the Plan.

          (a)    Automatic Grants.    Except as provided in Section 4(b) hereof, all grants of Options to Outside Directors under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

              (i)  No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options.

            (ii)  Each Outside Director shall be automatically granted an Option to purchase 30,000 Shares (the "First Option") on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.

            (iii)  Each Outside Director shall be automatically granted an Option to purchase 12,000 Shares (a "Subsequent Option") immediately following each annual meeting of stockholders at which such Outside Director is re-elected (beginning with the 2000 annual meeting of stockholders) provided he or she is then an Outside Director and if as of such date, he or she shall have served on the Board for at least the preceding three (3) months.

            (iv)  Notwithstanding the provisions of subsections (ii) and (iii) hereof, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 16 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 16 hereof.

            (v)  The terms of an Option granted hereunder shall be as follows:

              (A)  the term of the Option shall be ten (10) years.

              (B)  the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

              (C)  the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant.

              (D)  subject to Sections 8(e) and 10 hereof, the First Option shall become exercisable cumulatively to the extent of one-third of the Shares subject to such option on each of the next three annual stockholders meetings of the Company, provided that the Optionee continues to serve as a Director on such dates.

              (E)  subject to Sections 8(e) and 10 hereof, each Subsequent Option shall become exercisable with respect to 100% of the Shares subject to such option on the date of the Company's annual stockholder meeting held in the third calendar year following the year in which the Subsequent Option was granted, provided that the Optionee continues to serve as a Director on such date.

            (vi)  In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares that may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

          (b)    Limited Discretionary Option Grants.    The Board shall have the authority to make discretionary Option grants to Outside Directors covering up to, in the aggregate, no more than fifty thousand (50,000) Shares on or prior to December 31, 2003. After December 31, 2003, all grants under the Plan shall only be made automatically in accordance with Section 4(a) hereof. Any such discretionary option grants shall be made with the same terms and conditions as the automatic grants, as specified under Section 4(a)(v) hereof.

          (c)    Suspension or Termination of Option.    If the Chief Executive Officer or his designee reasonably believes that an Optionee has committed an act of misconduct, the Chief Executive Officer may suspend the Optionee's right to exercise any option pending a determination by the Board of Directors (excluding the Outside Director accused of such misconduct). If the Board of Directors (excluding the Outside Director accused of such misconduct) determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his estate shall be entitled to exercise any option whatsoever. In making such determination, the Board of Directors (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on Optionee's behalf at a hearing before the Board or a committee of the Board.

        5.    Eligibility.    Options may be granted only to Outside Directors. All Options shall be granted in accordance with the terms set forth in Section 4 hereof.

        The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate the Director's relationship with the Company at any time.

        6.    Term of Plan.    The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 16 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 11 of the Plan.

        7.    Form of Consideration.    The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) other shares which (x) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) consideration received by the Company under a cashless exercise program (if any) implemented by the Company in connection with the Plan, or (v) any combination of the foregoing methods of payment.

        8.    Exercise of Option.

          (a)    Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder shall be exercisable at such times as are set forth in Section 8 hereof; provided, however, that no Options shall be exercisable until stockholder approval of the Plan in accordance with Section 16 hereof has been obtained.

          An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 7 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

          Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b)    Termination of Continuous Status as a Director.    Subject to Section 10 hereof, in the event an Optionee's status as a Director terminates (other than upon the Optionee's death Disability or Retirement), the Optionee may exercise his or her Option, but only within 210 days following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

          (c)    Disability of Optionee.    In the event Optionee's status as a Director terminates as a result of Disability, the Optionee may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee would have been entitled to exercise the Option had the Optionee not been disabled and remained an Outside Director for six (6) months after such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee would not have been entitled to exercise an

  Option had the Optionee not been disabled and remained an Outside Director for six (6) months after such termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

          (d)    Death of Optionee.    In the event of an Optionee's death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within twelve (12) months following the date of death, and only to the extent that the Optionee would have been entitled to exercise the Option had the Optionee continued living and remained an Outside Director for six (6) months after the date of death (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee would not have been entitled to exercise an Option had the Optionee continued living and remained an Outside Director for six (6) months after the date of death, and to the extent that the Optionee's estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

          (e)    Retirement of Optionee.    With respect to any Options with an exercise price equal to or greater than the Fair Market Value of the underlying Shares on the date of obtaining stockholder approval of the amended and restated Plan in 2003, and with respect to any Options granted hereunder thereafter, in the event of an Optionee's Retirement, the Optionee shall fully vest in and have the right to exercise his or her Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. Thereafter, the Option shall remain exercisable for the lesser of (i) two (2) years following the date of the Optionee's Retirement or (ii) the expiration of the Option's original term.

        9.    Limited Transferability of Options.    Except for the transfer of Options to estate planning entities permitted under Form S-8 and the Board in its sole discretion and subject to such conditions as the Board may impose, the Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

        10.    Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

          (a)    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of Section 4 hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

          (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

          (c)    Merger or Asset Sale.    In the event of a proposed merger of the Company with or into another corporation where following such merger the stockholders of the Company prior to such merger own less than 50% of the voting securities of the surviving corporation (a "change of control"), or the sale of all or substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If an Option is assumed or substituted for, the Option or equivalent option shall continue to be exercisable as provided in Section 4 hereof for so long as the Optionee serves as a Director or a director of the successor corporation. Following such assumption or substitution, if the Optionee's status as a Director or director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Optionee, the Option or option shall become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Option or option shall remain exercisable in accordance with Section 8 above. In the event that such successor corporation refuses to assume the Option or to substitute an equivalent option, the Board shall, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If an Option becomes fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of twenty (20) days from the date of such notice, and the Option will terminate upon the expiration of such period.

          For the purposes of this Section 10(c), an Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

        11.    Amendment and Termination of the Plan.    The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made that would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

        12.    Time of Granting Options.    The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4 hereof.

        13.    Conditions Upon Issuance of Shares.    Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

        Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        14.    Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

        15.    Option Agreement.    Options shall be evidenced by written option agreements in such form as the Board shall approve.

        16.    Stockholder Approval.    The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under applicable state and federal law and any stock exchange rules.

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  Exhibit 4.1
COHERENT, INC. 1998 DIRECTOR OPTION PLAN